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                                                                    EXHIBIT 2.2

                         PURCHASE AND SALE AGREEMENT

                         QSR INCOME PROPERTIES, LTD.

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                         PURCHASE AND SALE AGREEMENT


    This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of September 16, 1996, by and between QSR INCOME PROPERTIES, LTD., a California limited partnership ("Seller"), U. S. RESTAURANT PROPERTIES MASTER L. P., a Delaware limited partnership (the "Partnership") and U. S. RESTAURANT PROPERTIES OPERATING L. P., a Delaware limited partnership ("Buyer"), and its assigns.

                            W I T N E S S E T H:

    In consideration of the mutual covenants set forth herein, Seller and Buyer agree as follows:

    1. CONVEYANCE OF PROPERTIES. On the terms and subject to the conditions set forth in this Agreement, at Closing, as hereinafter defined, Seller shall sell, convey and assign to Buyer, and Buyer shall buy and accept from Seller, subject to the Permitted Encumbrances, as hereinafter defined, the properties (the "Properties") designated on SCHEDULE 1 hereto, including the following:

         (a) Good and indefeasible title in fee simple to thirteen (13) owned properties (the "Owned Properties") designated as such on SCHEDULE 1, together with all rights and interests appurtenant thereto, including Seller's right, title, and interest in and to all adjacent streets, alleys, rights-of-way and any adjacent strips or gores of real estate; and buildings, structures and other improvements located on the Land ("Improvements");

         (b) All of Seller's interest as lessee in the three (3) leased properties (the "Leased Properties") designated as such on SCHEDULE 1 (the Owned Properties and Leased Properties are hereafter referred to as the "Properties").

         (c) All of Seller's interest as payee in the following promissory notes: (i) Promissory Note made by Chancy's, Inc., dated July 18, 1990, in the original principal balance of $31,500.00; (ii) Promissory Note made by Hardee's of Troy, Missouri, Inc., dated June 15, 1984, in the original principal balance of $30,000.00; (iii) Promissory Note made by GNR, Inc., an Indiana corporation, dated December 21, 1988, in the original principal balance of $31,500.00; (iv) Promissory Note made by Noble Roman's, Inc., an Indiana corporation, dated May 8, 1989, in the original principal balance of $31,500.00; (v) Promissory Note made by Noble Roman's, Inc., an Indiana corporation, dated May 8, 1989, in the original principal balance of $60,000.00 (collectively the "Notes")

         (d) all of Seller's interest as lessor in the leases demising space in the Properties ("Leases") and the security deposits ("Deposits") made by tenant ("Tenant") holding under the Leases;

         (e) to the extent assignable, all of Seller's interest in all agreements (other than the agreements described elsewhere in this Section 1) that relate to the ownership, maintenance and operation of the Properties ("Property Agreements") which Buyer agrees in writing to assume; and

PURCHASE AND SALE AGREEMENT - PAGE 1
QSR INCOME PROPERTIES, LTD.

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         (f)  to the extent in Seller's possession and assignable, Seller's interest in the following to the extent that they relate to the Properties: (i) plans, drawings, specifications, surveys, and other technical descriptions ("Plans"), (ii) warranties ("Warranties"), (iii) licenses or permits ("Licenses"), and (iv) telephone exchanges, trade names and marks, and other identifying material pertaining to the Properties ("Intangible Personal Property").

    2. EARNEST MONEY. Within three (3) business days of the date both Buyer and Seller execute and deliver this Agreement, Buyer shall deliver to Lawyers Title Insurance Corporation, Attn: Nancy Shirar, 600 North Pearl, Suite 700, Lock Box 185, Dallas, Texas 75201 ("Title Company") $50.00 ("Non-Refundable Earnest Money") in consideration for this Agreement and the Inspection Period, as hereinafter defined. The Title Company shall immediately deliver the Non-Refundable Earnest Money to Seller and the Non-Refundable Earnest Money shall be retained by Seller in all events. In addition, the Buyer shall deposit $350,000.00 with Title Company (the "Earnest Money"). The Earnest Money shall be deposited in escrow or trust accounts that are interest-bearing, readily available, liquid and federally insured to the full extent of the Earnest Money deposited therein so that no portion of the Earnest Money shall ever be at risk. The Earnest Money shall include any interest earned thereon. Title Company shall deliver the Earnest Money only in accordance with this Agreement.

    3.   PURCHASE PRICE.

         (a) The purchase price ("Purchase Price") for the Properties shall be $7,571,234.00, increased by an amount equal to the adjusted principal balance of the Notes. The adjusted principal balance shall be determined by discounting the scheduled interest and principal payments (including amounts due at maturity) at a rate necessary to provide a 13.5% yield to Buyer. The Purchase Price shall be subject to adjustment as provided in Section 3(b) and Section (c) hereof.

         (b) Except with respect to Site 98212 (as identified on Schedule 1) or any other vacant properties, no proration shall be made of real estate and personal property taxes, utility charges and maintenance expenses, since these expenses are obligations of the Tenant pursuant to each of the Leases. Base Rent pursuant to the Leases shall be prorated as of 11:59 o'clock p.m. on the Closing Date.

         (c) With respect to Site 98212, and any other vacant properties, real estate and personal property taxes, utility and maintenance expenses shall be prorated as of 11:59 o'clock p.m. on the Closing Date. Additionally, if a lease agreement is entered into for Site 98212 for rental payments of at least $29,400.00 per year, the Purchase Price shall be increased by $150,000.00.

    4.   DELIVERY OF DOCUMENTS BY SELLER.  On or before the date which is seven
(7) days following the date hereof, Seller shall order for delivery to Buyer the following documents ("Documents"):

         (a) All current and historical sales information and balance sheets and financial information of Tenants actually provided to Seller under the Leases for the prior two (2) years (the "Tenant Financial Statements");

PURCHASE AND SALE AGREEMENT - PAGE 2
QSR INCOME PROPERTIES, LTD.

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         (b)  Payment history of Tenants under the Leases for the prior two (2)
years;

         (c) Audited balance sheets and income statements of Seller for its fiscal years 1993, 1994, and 1995, together with unaudited balance sheet and income statements for the most recent fiscal quarter of 1996 and fiscal year 1996 (year to date) ("Seller Financial Statements");

         (d) Commitments for title insurance covering the Properties ("Title Commitments") from the Title Company, setting forth the status of the title of the Properties, showing all matters of record affecting the Properties, together with a true, complete, and legible copy of all documents referred to in the Title Commitments;

         (e) Current ALTA/ACSM "as-built" surveys ("Surveys") listing all easements and encroachments affecting the Properties with recording information, indicating public access and parking spaces (including handicapped designation), containing a flood plain certification, in form and content satisfactory to Buyer and the Title Company;

         (f) Current Phase I Environmental Reports for the Properties (the "Reports"); and

         (g) copies of any (i) Warranties, (ii) Licenses, (iii) certificates of occupancy for the Properties, (iv) Plans, (v) Property Agreements, (vi) engineering studies, but only to the extent in Seller's possession or obtainable by Seller without undue expense.

    5.   RIGHT OF ENTRY AND INSPECTION.

         (a) From the date hereof to the Closing Date, Seller shall afford Buyer and its representatives a continuing right to inspect, at reasonable hours subject to the rights of Tenants, the Properties, Documents, and all other documents or data pertaining to the Properties. Buyer shall provide Seller with reasonable advance notice of any on-site inspections. Buyer shall indemnify and hold Seller harmless from and against any loss, claim or liability arising or resulting from the inspections made by Buyer. Buyer will deliver to Seller within twenty-five (25) days after execution of this Agreement, a written confirmation of any Documents required to be delivered by Seller pursuant to
Section 4 hereof which Buyer has not received; any Document not included on such written confirmation will be deemed to be received by Buyer. At any time prior to 5:00 p.m. on the date that is thirty (30) days after the last to be delivered of any of the Documents referenced in Section 4(a) through 4(f) hereof (the "Inspection Period"), Buyer may (i) terminate this Agreement as to all of the Properties pursuant to Section 16, in its sole and absolute discretion, and obtain a return of the Earnest Money, or (ii) terminate this Agreement with respect to no more than four (4) of the Owned and Leased Properties (the "Excluded Properties"), for cause, in which event the Purchase Price will be reduced by the Purchase Price allocable to the Excluded Properties pursuant to
SCHEDULE 2 hereof. For purposes hereof, Buyer may exclude a Property for cause if, in its reasonable discretion, the Title Commitments, Surveys or Report with respect to the Excluded Property discloses any defect that would materially impair the value of the Excluded Property, or with respect to Site 98203, the Lease is not renewed by the Tenant on or before the last day of the Inspection Period at a rental rate of at least $66,240 per

PURCHASE AND SALE AGREEMENT - PAGE 3
QSR INCOME PROPERTIES, LTD.

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year.  For purposes hereof, any lien, encumbrance or other defect reflected on the Title Commitments for the Properties (other than the Excluded Properties) as of the last day of the Inspection Period shall be deemed "Permitted Exceptions."

         (b) Buyer's failure to terminate this Agreement in whole or in part by delivering the notice by the time called for in Section 5(a) shall terminate Buyer's right to terminate this Agreement under that Section.

    6.   CONDITIONS PRECEDENT.

         (a)  The obligation of Seller to sell each Property on the Closing
Date shall be subject to the satisfaction of the following conditions (any of which may be waived by Seller): (i) the representations and warranties of Buyer set forth in Section 8 were true and correct in all material respects when made and are true and correct in all material respects on the Closing Date; (ii) Buyer delivers to Seller each of the items required to be delivered by Buyer and takes all of the actions required to be taken by Buyer under Section 9 prior to or on the Closing Date; (iii) Buyer shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing Date; (iv) Seller shall have obtained a waiver of any rights of first refusal held by Tenants under the Leases, or the period for the exercise of such right shall have expired without exercise; (v) Seller shall have obtained any required consents of landlords to approve the sale of the Properties to Buyer with respect to the Leased Properties; (vi) as of the Closing, and upon issuance as provided in Section 6(c) hereof, the Units are freely transferrable to the public; and (vii) as of the Closing, the Units will be listed on the New York Stock Exchange.

         (b) The obligation of Buyer to purchase each Property on the Closing Date shall be subject to the satisfaction of the following conditions (any of which may be waived by Buyer): (i) the representations and warranties of Seller set forth in Section 7 were true and correct in all material respects when made and are true and correct in all material respects on the Closing Date; (ii) Seller delivers to Buyer each of the items required to be delivered by Seller and takes all of the actions required to be taken by Seller under Section 9 prior to or on the Closing Date; (iii) Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing Date; (iv) Seller shall have obtained a waiver of any rights of first refusal held by Tenants under the Leases, or the period for the exercise of such right shall have expired without exercise; (v) Seller shall have obtained the Tenant Estoppel Certificates with respect to each Property; and
(vi) Seller shall have obtained any required consents of landlords to approve the sale of the Properties to Buyer with respect to the Leased Properties.

         (c) The parties' respective obligations hereunder are further subject to the right of Seller's limited partners pursuant to Seller's agreement of limited partnership to vote to approve the sale of the Properties to Buyer. In connection therewith, Buyer and Seller will cooperate in the preparation of a Prospectus/Proxy Statement ("Prospectus/Proxy Statement") to solicit the consent of Seller's limited

PURCHASE AND SALE AGREEMENT - PAGE 4
QSR INCOME PROPERTIES, LTD.

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partners for the sale of the Properties and the registration of the units (the
"Units") of limited partnership interest of U. S. Restaurant Properties Master
L. P. (the "Partnership") to be delivered pursuant to Section 9 hereof. Buyer and Seller will use their best efforts to file the Prospectus/Proxy Statement with the Securities and Exchange Commission ("SEC") within thirty (30) days after the last day of the Inspection Period, and to distribute the Prospectus/Proxy Statement to Seller's limited partners within ten (10) days after the SEC declares the Prospectus/Proxy Statement effective. If either (i) Seller's limited partners fail to approve the sale of the Properties to Buyer, or (ii) the SEC has not declared the Prospectus/Proxy Statement effective within 180 days after the date of this Agreement, either Seller or Buyer may, at their option, terminate this Agreement, in which event the Earnest Money will be returned to Buyer and neither Seller nor Buyer will have any continuing rights or obligation hereunder. Each of Buyer and Seller will bear their own legal and accounting costs in the preparation of the Prospectus/Proxy Statement; Buyer will pay SEC registration fees; Seller will pay blue-sky fees and expenses and proxy solicitation expenses (if any).
Buyer and Seller will each pay 50% of printing expenses of the Prospectus/Proxy Statement.

         (d) The obligations of Buyer and Seller hereunder are each subject to satisfaction of the following conditions:

              (i)  As of the commencement of the solicitation referred to in
    (c) and the mailing of the Prospectus/Proxy Statement, the Registration Statement referred to in (c) (the "Registration Statement") shall have been declared effective under the Securities Act of 1933, as amended (the "Act"); the issuance of the Units as provided for therein shall be registered thereunder; no stop order suspending effectiveness of the Registration Statement shall have been issued under the Act and no proceedings for the issuance of such a stop order have been initiated or threatened by the SEC.

              (ii) As of the Closing, the issuance of the Units as provided for herein shall be registered pursuant to the Registration Statement, and the Registration Statement shall be effective; no stop order suspending effectiveness of the Registration Statement shall have ben issued under the Act and no proceeding for the issuance of such a stop order have been initiated or threatened by the SEC. The Registration Statement (including the documents incorporated by reference therein) as of its effective date, and at all times thereafter through the Closing, shall be in compliance in all material respects with the requirements of the Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus/Proxy Statement (including the documents incorporated by reference therein), as of their respective dates and at all times thereafter through the Closing, shall be in compliance in all material respects with the requirements of the Act and the rules and regulations promulgated thereunder, and did not and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

PURCHASE AND SALE AGREEMENT - PAGE 5
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              (iii) The documents incorporated or deemed to be incorporated by reference in the Prospectus/Proxy Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and when read together with the other information in the Prospectus at the time the Registration Statement became effective and at all times thereafter through the Closing, did not and do no contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading.

         (e) Seller, Buyer and the Partnership hereby agree to use their best efforts to cause satisfaction of all of the conditions and the obligations of Buyer and Seller set forth in Section 6 hereof.

    7. REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to, and covenants with, Buyer that:

         (a) Subject to satisfaction of the conditions contained in Section 6(a) and (c), Seller has the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement, when executed and delivered by Seller and Buyer, shall constitute the valid and binding agreement of Seller, and shall be enforceable against Seller in accordance with its terms.

         (b) Subject to satisfaction of the conditions contained in Section 6(a) and (c), all requisite action on the part of Seller has been taken by Seller in connection with making and entering into this Agreement and the consummation of the purchase and sale provided for herein.

         (c) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the best of Seller's knowledge, threatened against Seller, which would materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

         (d) Seller has not received any written notices from any insurance company, board of fire underwriters or similar organization regarding any defects in any Property.

         (e) Seller has no knowledge of any litigation, or possible litigation, or of claims of violations or noncompliance with applicable laws and regulations affecting any Property, including regulations of the Environmental Protection Agency and any state regulatory body concerning the disposal of grease, hazardous waste, petroleum, any underground storage tanks or any other hazardous materials, or regulations of the Americans Disability Act providing for access to the premises, dining areas and bathroom areas of any Property ("Applicable Laws").

         (f) Seller has no contracts of any kind, such as for waste disposal, termite protection, cleaning services, or paper supplies which will survive the Closing Date and which will affect any Property.

PURCHASE AND SALE AGREEMENT - PAGE 6
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         (g)  To the best of Seller's knowledge, the Tenant Financial
Statements are and will be true, correct, accurate and complete and will not omit to state any fact or condition, the omission of which makes such statements misleading.

         (h) The Seller Financial Statements are and will be true, correct, accurate and complete and will not omit to state any fact or condition, the omission of which makes such statements materially misleading.

         (i) Seller has received no written notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to any Property.

         (j) To the best of Seller's knowledge, all structures and Improvements upon each Property have been constructed and installed in full compliance with the Plans and with all applicable laws, statutes, ordinances, codes, covenants, conditions and restrictions of any kind or nature affecting such Property.

         (k) To the best of Seller's knowledge, no portion of any Property lies within any 100-year flood plain.

         (l) Except for the Permitted Exceptions, Seller owns each Property free and clear of all liens, restrictions, charges and encumbrances. From the date hereof until the Closing Date or earlier termination of this Agreement, Seller will not sell or assign any Property or create or permit to exist any liens (other than Permitted Exceptions), encumbrances or charges thereon without discharging the same prior to the Closing Date.

         (m) Seller has no information or actual knowledge of any proposed change in any of the Applicable Laws or any judicial or administrative action or any action by adjacent land owners or any facts or conditions relating to any Property which would materially and adversely affect, prevent or limit the use of such Property as a restaurant.

         (n) To Seller's knowledge, all Licenses and occupancy certificates necessary for the operation and occupancy of any Property, including, but not limited to, all building and use permits, have been obtained for all operations to date and shall be maintained through Closing.

         (o) Each Lease is in full force and effect, and Seller has no knowledge of any event which would constitute a default or an event of default either by Seller or any Tenant under a Lease.

         (p) Each Note is current as to the payment of principal and interest, the outstanding principal balance of each Note will be the amount provided to Seller for purposes of calculating the Purchase Price pursuant to Section 3 hereof, and Seller is not aware of any defenses of the maker of any Note to the payment thereof.

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         (q)  From and after the date hereof, and until the Closing or earlier termination of this Agreement, Seller shall not take any action, or omit to take any action, which action or omission would have the effect of violating any of the representations and warranties of Seller contained in this Agreement.

         (r) The Prospectus/Proxy Statement (including the documents incorporated by reference therein), as of their respective dates and at all times thereafter through the Closing, to the extent purporting to describe (i) the business or activities of Seller, (ii) the approval required from Seller's limited partners to this transaction, or (iii) the dissolution and liquidation of Seller, shall be in compliance in all material respects with the requirements of the Act and the rules and regulations promulgated thereunder, and did not and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    8. REPRESENTATIONS AND WARRANTIES OF BUYER AND THE PARTNERSHIP. The Partnership and Buyer hereby represent and warrant to, and covenant with, Seller that:

         (a) The Partnership has been duly organized and is validly existing as a limited partnership in good standing under the laws of Delaware. Each other entity through which the Partnership beneficially owns an interest in real property (collectively, the "Operating Partnerships") has been duly organized and is validly existing and in good standing under the laws of its state of organization. Each of the Partnership and each Operating Partnership has full power and authority to own or lease and occupy its properties and conduct its business, and is duly qualified to do business, and is in good standing, in each jurisdiction which requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the business, operations, earnings, assets or financial condition of the Partnership (a "Material Adverse Effect").

         (b) Each of the Partnership and each Operating Partnership has all requisite power and authority, and all necessary material authorizations, approvals, orders, licenses, certificates and permits of and from all regulatory or governmental officials, bodies and tribunals, to own or lease its properties and to conduct its businesses as now being conducted; all such authorizations, approvals, licenses, certificates and permits are in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect on such entity; each of the Partnership and each Operating Partnership is complying with all applicable laws, the violation of which could have a Material Adverse Effect on the Partnership or on an Operating Partnership.

         (c) Each of the Partnership and each Operating Partnership has good and marketable title to its properties, except where any restriction, encumbrance or failure of title would not, individually or in the aggregate have a Material Adverse Effect.

         (d) Each of the Partnership and each Operating Partnership maintains, or causes to be maintained, adequate insurance for the conduct of its business.

PURCHASE AND SALE AGREEMENT - PAGE 8
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         (e)  Each of the Partnership and each Operating Partnership owns or licenses or otherwise has the right to use all patents, trademarks, trade names and trade secrets material to such entity's business; other than routine proceedings which if adversely determined would not materially affect such entity's business, as a whole, no claims believed material have been asserted by any person with respect to the use of any such patents, trademarks, trade names and trade secrets or challenging or questioning the validity or effectiveness of any such patents, trademarks, trade names or trade secrets; and to the best knowledge of the Partnership and Buyer, the use, in connection with the business and operations of the Partnership and the Operating Partnerships of such patents, trademarks, and tradenames does not infringe on the rights of any persons.

         (f) The issuance of the Units has received all authorization and/or consent required under the Agreement of Limited Partnership (the "Partnership Agreement") of the Partnership and, when issued and delivered pursuant to this Agreement, will be fully paid and nonassessable; and the holders of outstanding units or other interest in the Partnership are not entitled to preemptive or other rights to subscribe for the Units.

         (g) Each of the Partnership and Buyer has full power and authority to enter into and perform its obligations under this Agreement; the Partnership has full power and authority to issue, sell and deliver the Units; and this Agreement has been duly authorized, executed and delivered by the Partnership and by Buyer and is enforceable in accordance with its terms (subject, however, to exceptions under bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors).

         (h) No consent, approval, authorization or order of any court of governmental agency, authority or body is required (or if required, has not been received) for the execution by the Partnership and Buyer of this Agreement, the performance by the Partnership and Buyer of its obligations hereunder or the consummation by the Partnership and Buyer of the transactions contemplated herein.

         (i) Neither the issue and sale of the Units nor the consummation of any of the other transactions herein contemplated or the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or constitute a default under any law or the Partnership Agreement or the terms of any indenture or other agreement or instrument to which the Partnership or any Operating Partnership is a party or is bound or any judgment, order or decree applicable to the Partnership of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Partnership.

         (j) Except as reflected in the consolidated Financial Statements for the Partnership for its year end 1995 ("Financial Statements"), there is no pending, or to the best knowledge of Buyer or the Partnership after due inquiry, threatened, action, suit, proceeding or investigation before any court, governmental agency, authority or body or arbitrator involving any of the Partnership or any Operating Partnership of a character required to be disclosed on such financial statements of the Partnership.

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         (k)  The Partnership and each Operating Partnership has fulfilled its obligations, if any, under the minimum funding standard of Section 302 of the United States Employee Retirement Income Security Act of 1974 ("ERISA") and the regulations and published interpretations thereunder with respect to each "pension plan" (as defined in ERISA and such regulations and published interpretations) in which employees of the Partnership are eligible to participate and each plan is in compliance in all material respects with the presently applicable provision of ERISA and such regulations and published interpretations (except for such failure to so comply that would not have, singularly or in the aggregate with all other such failures to comply, a Material Adverse Effect), and has not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

         (l) The Partnership is not bound by, and has not entered into, any agreement restricting the amount of Units that Seller or any of its partners or assignees may own.

         (m) The Prospectus/Proxy Statement (including the documents incorporated by reference therein), as of their respective dates and at all times thereafter throughout the Closing, to the extent purporting to describe the business or activities of Buyer, or relating to the registration of the Units, as well as the financial statements relating to the Partnership contained therein, shall be in compliance in all material respects with the requirements of the Act and the rules and regulations promulgated thereunder, and did not and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (n) From and after the date hereof, and until the Closing or earlier termination of the Agreement, the Partnership and Buyer shall not take any action, or omit to take any action, which action or omission would have the effect of causing any of the representations and warranties of the Partnership and Buyer contained herein to be untrue as of any time through the Closing.

    9. CLOSING. The closing ("Closing") of the sale of the Properties by Seller to Buyer shall occur on the date selected by Buyer upon ten (10) days written notice to Seller but not later than fifteen (15) following the date that the contingencies set forth in Sections 6(c) and 6(d) are removed, but in no event any earlier than December 12, 1996 (the date of Closing is referred to as the "Closing Date"). Closing shall occur in the offices of the Title Company, located at 600 North Pearl, Suite 700, Dallas, Texas 75201, or at another place and or time as mutually agreed upon by Seller and Buyer, commencing at 10:00 o'clock a. m. on the Closing Date. At Closing:

         (a) Buyer shall deliver to Seller the number of Units constituting the Purchase Price based on the following formula: the Purchase Price determined pursuant to Section 3 shall be divided by the average closing price of the Units on the New York Stock Exchange during the five (5) trading days immediately preceding the Closing Date. In addition, Buyer shall deliver to Seller (i) Assignment and Assumption of Lease Agreement in the form of EXHIBIT C; (ii) Assignment and Assumption of Tenant Lease, in the form of EXHIBIT G; fully executed, sworn to and acknowledged, as appropriate by Buyer.

PURCHASE AND SALE AGREEMENT - PAGE 10
QSR INCOME PROPERTIES, LTD.

         (b) Seller shall deliver or cause to be delivered to Buyer the following ("Closing Documents"):

              (i) Special Warranty Deeds in the form of EXHIBIT B, conveying to Buyer the Owned Properties subject to the Permitted Exceptions; Assignment and Assumption of Lease Agreement, in the form of EXHIBIT C; General Assignment in the form of EXHIBIT D; Bill of Sale in the form of EXHIBIT E; IRC Section 1445 Certification in the form of EXHIBIT F; Assignment and Assumption of Tenant Lease, in the form of EXHIBIT G; Estoppel Certificate in the form of EXHIBIT H with respect to each Property for which Seller has received such Estoppel Certificate; Landlord consent to the assignment of the Leased Properties or estoppel certificate of such landlord; all fully executed, sworn to, and acknowledged, as appropriate, by Seller, Tenant or landlord;

              (ii) Evidence satisfactory to Buyer and Title Company that the person or persons executing the Closing Documents on behalf of Seller have full right, power and authority to do so;

              (iii) The originals (to the extent in Seller's possession) of the Leases, all Property Agreements, Warranties, Licenses and Plans; and

              (iv) The original Notes, duly endorsed, without recourse, by Seller to Buyer (or, to the extent the original Notes are not available, a copy certified by Seller to be a true and correct copy of such original).

         (c) Buyer and Seller shall each pay fifty percent (50.00%) of the costs of obtaining the Title Commitments, the Owner Policies of Title Insurance for the Properties, charges for the Reports, escrow and recording fees, transfer taxes and documentary stamp taxes, and survey costs (the "Closing Costs").

         (d)  Seller shall deliver to Buyer possession of the Properties.

    10. FURTHER COVENANTS OF SELLER. From the date hereof until Closing, Seller warrants that it shall maintain and operate the Properties in a manner consistent with its past maintenance and operation. Seller additional agrees that it will not sell, convey or distribute (including distribution to its limited partners) any Units received by Seller pursuant to this Agreement prior to December 12, 1996. Nothing contained herein or in any other agreement to which Buyer is a party will prevent the distribution of the Units to Seller's limited partners on or after December 12, 1996.

    11. NOTICES. Any notice provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and certified, with return receipt requested, by delivering the same in person to such party, or by delivering the same by confirmed facsimile. Notice given in accordance herewith shall be effective upon the earlier of receipt at the address of the addressee or on the second

PURCHASE AND SALE AGREEMENT - PAGE 11
QSR INCOME PROPERTIES, LTD.

(2nd) day following deposit of same in the United States mail as provided for herein, regardless of whether same is actually received. For purposes of notice, the addresses of the parties shall be as follows:

    If to Buyer, to:    U. S. Restaurant Properties, Inc.
                        5310 Harvest Hill Road, Suite 270, LB 168
                        Dallas, Texas 75230
                        Attention: Fred Margolin

    With copy to:       Richard S. Wilensky, Esq.
                        Middleberg Riddle & Gianna
                        2323 Bryan Street, Suite 1600
                        Dallas, Texas 75201

    If to Seller, to:   QSR Income Properties, Ltd.
                        701 Western Avenue
                        Suite 200
                        Glendale, California
                        Attn:  David Singelyn

    With copy to:       Carl B. Phelps
                        Andrews & Kurth, L. L. P.
                        601 South Figueroa
                        Suite 4200
                        Los Angeles, California 90017

Either party may change its address for notice by giving ten (10) days prior written notice thereof to the other party.

    12. BROKERAGE COMMISSIONS. Buyer shall defend, indemnify, and hold harmless Seller from any claim by any party claiming under Buyer for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Properties, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Buyer. Seller shall defend, indemnify and hold harmless Buyer from any claim by any party claiming under Seller for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Properties, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Seller.

    13.  INDEMNIFICATION.

         (a) Subject to the other provisions of this Article 13, Seller shall defend, indemnify and hold Buyer harmless from and against, and promptly reimburse Buyer for, any loss, expense, damage, deficiency, liability, claim or obligation, including investigative costs, costs of defense,

PURCHASE AND SALE AGREEMENT - PAGE 12
QSR INCOME PROPERTIES, LTD.

settlement costs and attorneys' fees (collectively, "LOSSES") that Buyer incurs or to which Buyer becomes subject, which Losses arise out of or in connection with (i) any Breach by Seller of this Agreement, or (ii) any meritorious claim asserted by any third party that would constitute a Breach by Seller of this Agreement. As used herein, a party's "Breach" of this Agreement shall mean any misrepresentation made by such party in this Agreement, any breach of any of such party's covenants in this Agreement, or any claim that may be asserted against such party arising from this Agreement. "Losses" include, without limitation the amount of any taxes or liens upon the Properties and the amount of any liabilities that Buyer has elected to pay on Seller's behalf.

         (b) Subject to the other provisions of this Article 13, Buyer shall defend, indemnify and hold Seller harmless from and against, and promptly reimburse Seller for, any Losses that Seller incurs or to which Seller becomes subject, which Losses arise out of or in connection with (i) any Breach by Buyer of this Agreement, or any agreement or instrument contemplated by this Agreement, or (ii) any meritorious claim asserted by any third party that would constitute a Breach by Buyer of this Agreement.

         (c) If, on the Closing Date, either party has actual knowledge of the Breach by the other party of any representation, warranty or covenant contained herein, and the party with knowledge of such Breach nonetheless proceeds to Closing, such party shall have waived any claim or cause of action for indemnification against the Breaching party. The representations, warranties and covenants of Buyer and Seller shall survive Closing and shall not be deemed merged into the Closing documents. Provided, however, any claim by Buyer or Seller for indemnification hereunder shall be conditioned on the party claiming such indemnification providing written notice to the other party of such Breach within twelve (12) month of the Closing Date, and actually filing suit within eighteen (18) months of the Closing Date. Provided, further, that Buyer shall not be entitled to any monetary damages from Seller or its partners for any Breach hereunder; Buyer's sole remedy shall be as an offset to any damages for Losses to which Seller is entitled hereunder. In no event will B. Wayne Hughes, as individual general partner of Seller, have any personal liability to Buyer or the Partnership for the performance of the obligations of Seller under this Agreement. All remedies either under this Agreement or by law or otherwise afforded to the parties shall be cumulative and not alternative.

    14. RISK OF LOSS CONDEMNATION. If, prior to the time of Closing, all or substantially all of the real property at any Property is (A) condemned or a taking threatened or (B) destroyed or damaged, at the option of Buyer, such Property shall (i) be excluded from this Agreement in which event the Purchase Price shall be reduced by the consideration allocated to such Property pursuant to Schedule 2, or (ii) Buyer may acquire such Property, pursuant to this Agreement, together with an assignment by Seller of all available insurance proceeds, or condemnation award. For the purposes of this Agreement, a Property shall be substantially damaged if it cannot, by reasonable efforts, be reopened for business within forty-five (45) days of such casualty. If Buyer elects not to exercise its right to exclude such Property, then there shall be no diminution of the consideration payable to Seller, but Buyer shall be entitled to receive all condemnation proceeds and all insurance proceeds covering such loss or damage, including both insurance carried by Seller and insurance, if any, carried by Buyer. This right may be exercised within thirty (30) days after the occurrence of the loss or damage, and, if

PURCHASE AND SALE AGREEMENT - PAGE 13
QSR INCOME PROPERTIES, LTD.

such loss or damage occurs less than thirty (30) days prior to the scheduled Closing Date, such Closing Date shall be extended for such additional period of time as may be necessary to afford Buyer a full thirty (30) days to make its election.

    15. ASSIGNS. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may be assigned by Buyer without the consent of Seller by delivery of written notice of assignment to Seller.

    16.  TERMINATION AND REMEDIES.

         (a) If Buyer fails to consummate the purchase of the Properties pursuant to this Agreement for any reason other than; (i) termination hereof pursuant to a right granted to Buyer in Sections 5 or 6; (ii) termination by Seller pursuant to Section 6; or (iii) Seller's failure to perform its obligations hereunder, then Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement by notifying Buyer thereof, in which event the Title Company shall deliver to Seller, as liquidated damages, the Earnest Money, whereupon neither Buyer nor Seller shall have any further rights or obligations hereunder. Seller and Buyer hereby acknowledge and agree they have included the provision for payment of liquidated damages because, in the event of a breach by Buyer, the actual damages incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for, and because the actual amount of such damages would be difficult if not impossible accurately to measure.

         (b) If Seller fails to consummate the sale of the Properties pursuant to this Agreement for any reason other than (i) termination hereof by Buyer pursuant to Sections 5 or 6; (ii) termination by Seller pursuant to Section 6; or (iii) Buyer's failure to perform its obligations hereunder, Buyer shall have the right, as its sole and exclusive remedies, to either (i) terminate this Agreement by notifying Seller thereof, in which case the Title Company shall deliver the Earnest Money to Buyer, whereupon neither party hereto shall have any further rights or obligations hereunder, or (ii) enforce specific performance of the obligations of Seller hereunder and/or seek damages for breach of this Agreement by Seller.

         (c) If Buyer terminates this Agreement pursuant to a right granted Buyer in Section 5 or 6 or Seller terminates this Agreement pursuant to Section 6, then the Title Company shall deliver the Earnest Money to Buyer whereupon neither Buyer or Seller shall have any further rights or obligations hereunder.

    17. MISCELLANEOUS. Each of Buyer and Seller agrees with the other that it has no present intention to make any public announcement of the purchase and sale transaction contemplated hereby or of any of the terms thereof, and shall obtain the written consent of the other party prior to making any announcement or divulging any information. Both Seller and Buyer shall cooperate with one another and in a timely manner execute all documents reasonably required to give effect to the purchase and sale provided for herein. If any provision of this Agreement is adjudicated by a court having jurisdiction over a dispute arising herefrom to be invalid or otherwise unenforceable for any reason, such invalidity or unenforceability shall not affect the other provisions hereof. This Agreement shall be

PURCHASE AND SALE AGREEMENT - PAGE 14
QSR INCOME PROPERTIES, LTD.

governed and construed in accordance with the laws of the State of Texas.
This Agreement is the entire agreement between Seller and Buyer concerning the sale of the Properties and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. The provisions of Sections 5, 7, 8, 12, and 13 shall survive Closing. EXHIBITS A-H attached hereto are incorporated herein by this reference for all purposes. Time is of the essence in the performance of each and every provision of this Agreement. In the event that the last day for taking any action or serving notice under this Agreement falls on a Saturday, Sunday or legal holiday, the time period shall be extended until the following business day.

    18. DATE OF AGREEMENT. All references in this Agreement to "the date hereof" or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed and received a fully executed copy of this Agreement. This Agreement constitutes an offer by Buyer to purchase the Properties on the terms and conditions and for the Purchase Price specified herein. Unless sooner terminated or withdrawn by notice in writing to Seller, this offer shall lapse and terminate at the close of Buyer's business day on ten (10) days following execution of this Agreement by Buyer, unless, prior to such time, Seller has returned to Buyer two (2) fully executed copies of this Agreement.

    IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first set forth above.


                        BUYER:

                        U. S. RESTAURANT PROPERTIES OPERATING L. P.
                        By:  U. S. RESTAURANT PROPERTIES, INC.


                        By: /s/ ILLEGIBLE
                           ----------------------------------------
                        Name:
                             --------------------------------------
                        Title:
                              -------------------------------------



PURCHASE AND SALE AGREEMENT - PAGE 15
QSR INCOME PROPERTIES, LTD.

                        U. S. RESTAURANT PROPERTIES MASTER L. P.
                        By:  U. S. RESTAURANT PROPERTIES, INC.


                        By: /s/ ILLEGIBLE
                           ----------------------------------------
                        Name:
                             --------------------------------------
                        Title:
                              -------------------------------------

                        SELLER:

                        QSR INCOME PROPERTIES, LTD.
                        By: B. WAYNE HUGHES, its General Partner


                        By: /s/ ILLEGIBLE
                           ----------------------------------------
                        Name:
                        Title:


    The undersigned hereby executes this Agreement for the sole purpose of (i) acknowledging receipt of the Earnest Money and the Non-Refundable Earnest Money and (ii) to evidence its agreement to hold the Non-Refundable Earnest Money and the Earnest Money in trust for the parties hereto in accordance with the terms of this Agreement.

                        TITLE COMPANY:

                        LAWYERS TITLE INSURANCE CORPORATION


                        By:
                           ----------------------------------------
                        Name:
                             --------------------------------------
                        Title:
                              -------------------------------------
                        Date of Execution:
                                          -------------------------


PURCHASE AND SALE AGREEMENT - PAGE 16
QSR INCOME PROPERTIES, LTD.

                        Schedules and Exhibits Omitted